Exhibit (d8)

NOVATION AGREEMENT

This NOVATION AGREEMENT, dated as of April 26, 2017 (this "Agreement"), is by and among Neuberger Berman Asia Limited, a Hong Kong company limited by shares (the "Current Manager"), Green Court Capital Management Limited, a Hong Kong company limited by shares (the "New Manager"), and TIFF Investment Program ("TIP"), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the "Fund") (the "Client").

WHEREAS, the Current Manager and the Client are parties to the Investment Management Agreement dated June 13, 2016, including without limitation any guidelines or supplementary materials, as amended from time to time (the "IMA");

WHEREAS, Neuberger Berman Group LLC ("Neuberger") has agreed, on the Effective Date (defined below), to separate a portion of the business of Neuberger and its affiliates from Neuberger and contribute certain assets associated with such business to the New Manager (the "Formation Transactions");

WHEREAS, the Current Manager is a Neuberger affiliate;

WHEREAS, in connection with the Formation Transactions the New Manager and the Client mutually desire to effect a novation and thereby to substitute the New Manager for the Current Manager as party to the IMA pursuant to the terms and conditions contained herein;

WHEREAS, the New Manager is an SEC-registered investment advisor and expects to be SFC-licensed, as of the Effective Date;

NOW, THEREFORE, the parties hereto agree as follows:

1.                  Effective Date. This Agreement shall be in effect as of the date of the closing of the Formation Transactions, (the "Effective Date") to be specified by notice. The New Manager will endeavour to provide such notice to the Client within 5 days prior to closing, or as, and when, such closing date can be confirmed. For the avoidance of doubt, in no event shall the Effective Date occur prior to the date the New Manager’s SEC registration becomes effective, and in the event the Formation Transactions fail to occur, this Agreement shall be void and of no force and effect.

2.                  Novation. With effect from, and after, the Effective Date:

(a)                The Current Manager hereby transfers, assigns and delegates all of its rights, title and interest in and to, and obligations under, the IMA to the New Manager and the New Manager hereby accepts and assumes such rights, title and interest in and to, and obligations under, the IMA;

(b)               The New Manager hereby agrees to perform the Current Manager's obligations under the IMA and to be bound by the terms of the IMA, as amended hereby, in all respects, as if the New Manager had at all times been a party to the IMA in place of the Current Manager;

(c)                The Client hereby acknowledges and agrees that this novation constitutes an "assignment" under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “1940 Act,” and together with the Advisers Act, the "Acts") and expressly consents to this novation and assignment (as defined in the Acts) and to the substitution of the New Manager for the Current Manager;

(d)               The Client and the New Manager hereby acknowledge and agree that all of their rights and obligations under the IMA shall remain unchanged except as provided in this Agreement and the Client and the New Manager agree to perform their respective obligations under the IMA and be bound by the terms of the IMA in all respects as if the New Manager had at all times been a party to the IMA in place of the Current Manager, except as provided in this Agreement.

(e)                The Client hereby acknowledges and represents that it has made its own decision to enter into this Agreement, and has not relied on the Current Manager or any of its affiliates as a primary basis in making its decision to enter into this Agreement, and there is no mutual understanding between the Client on the one hand and the Current Manager on the other hand that the Current Manager or its affiliates have acted or will act as a fiduciary in advising the Client to enter into this Agreement.

3.                  Release and Discharge.

(a)                The Client hereby releases and discharges the Current Manager and each of its affiliates (excluding the New Manager) from and after the Effective Date from all further obligations under the IMA and all liabilities, claims and demands howsoever arising under the IMA, whether in contract, tort or otherwise, and accepts the obligations and liability of the New Manager under the IMA in place of the obligations and liability of the Current Manager thereunder; provided that such release and discharge shall not affect any liabilities, claims and demands arising under the IMA that may be asserted by the Client with respect to the period of time prior to the Effective Date, whether such liabilities, claims and demands are deemed to arise before or after the Effective Date and which liabilities, claims, and demands shall survive termination of the IMA in respect of the Current Manager.

(b)               The Client hereby acknowledges and agrees that the New Manager and its respective affiliates (excluding the Current Manager and its affiliates) and their respective successors and assigns shall not be subject to any liabilities, claims and demands arising under the IMA that may be asserted by the Client with respect to the period of time prior to the Effective Date, whether such liabilities, claims and demands are deemed to arise before or after the Effective Date.

(c)                The Current Manager hereby releases and discharges the Client and each of its affiliates from and after the Effective Date from all further obligations to the Current Manager under the IMA; provided that such release and discharge shall not affect any obligations of the Client arising under the IMA with respect to the period of time prior to the Effective Date.

(d)               The parties hereby agree that Sections 9 and 17 of the IMA shall survive any termination of the IMA, including any termination at the Effective Date and any termination of the IMA as novated to the New Manager.

(e)                Each of the parties hereby represents and warrants to each of the other parties that the releases, discharges, acknowledgements and agreements contained in this Section 3 are being made voluntarily, knowingly and willingly by such party.

4.                  Disclosure of Ownership Arrangements. The Client hereby acknowledges receipt of disclosure of the following information in connection with this novation:

(a)                An affiliate of the Current Manager will indirectly hold an interest in the New Manager and, as such indirect holder, will be entitled to receive a portion of any amount ultimately distributed by the New Manager. These amounts shall be distributed by the New Manager from its own assets (and not from the assets of any plan) (the "Specified Payments").

(b)               The payment of such Specified Payments will not affect the amount being charged to the Client by the New Manager or the time periods for which any fee may be calculated. The Specified Payments shall be paid solely from the corporate assets of the New Manager and the Client shall have no responsibility or liability therefor. The New Manager's fee under the IMA would be the same, regardless of whether such Specified Payments were paid, and neither the Current Manager nor any of its affiliates (other than the New Manager and its participating non-US affiliates) shall provide investment advice to or in respect of the Client in exchange for or as a result of the Specified Payments.

(c)                A description of the Formation Transactions and the New Manager is set forth in Exhibit 1 attached hereto.

5.                  Performance of Services. The New Manager agrees to perform its services in a manner consistent with the provisions of the IMA and the Act and the rules thereunder. The New Manager shall provide the Client with a current copy of the New Manager's written disclosure statement (Part 2A of the New Manager's Form ADV (or a substitute brochure prepared by the New Manager)).

6.                  Fee Schedule. The fee payable to the New Manager shall be the same fee that was payable to the Current Manager under the terms of the IMA prior to the execution of this Agreement.

7.                  Notices. From and after the Effective Date, the following notice information for the New Manager shall be used for purposes of the IMA:

Green Court Capital Management Limited

20th Floor, Jardine House

1 Connaught Place

Central, Hong Kong
Attention: Calvin Wong

Email: Calvin.Wong@greencourtcap.com

and to: Terry.Stothard@greencourtcap.com

8.                  Survival of Confidentiality Obligations. Each of the Client and the Current Manager hereby agrees to continue to be bound by and to comply with the confidentiality provisions of the IMA with respect to the other party prior to the Effective Date and, in respect of the Client’s obligations thereunder, to the extent that any confidential records or information do not become confidential records or information of the New Manager in connection with the novation set forth herein.

9.                  Entire Agreement. This Agreement, together with the IMA, as amended hereby, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and all agreements and undertakings between them with respect to this subject matter are merged into and incorporated herein, except with respect to the Current Manager and New Manager and the understandings and agreements set forth in that certain Formation Agreement entered into between the Current Manager and the New Manager, among others, and the Related Agreements (as defined in that certain Formation Agreement). This Agreement is binding upon and shall inure to the benefit of the parties hereto and successors in interest. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.              Further Assurances. Each of the parties to this Agreement hereby covenants and agrees that it shall execute such documents and take such further action as any other party hereto may reasonably request in order to effectuate the novation set forth herein.

11.              Severability. The provisions of this Agreement are several, and to the extent that such would not substantially alter the economic fundamentals of this Agreement, if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction.

12.              Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or electronic PDF will be sufficient for all purposes between the Parties.

13.              Miscellaneous. Except as otherwise modified hereby, the IMA shall remain in full force and effect.

14.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

Neuberger Berman Asia Limited

By:	/s/ Jason Henchman Name: Jason Henchman Title: Director

Green Court Capital Management Limited

By:	/s/ Bradley Okita Name: Bradley Okita Title: Authorized Signatory

TIFF Investment Program

On behalf of the Fund

By:	/s/ Kelly A. Lundstrom Name: Kelly A. Lundstrom Title: Vice President

Exhibit 1

March 2, 2017

Jay Willoughby

The Investment Fund for Foundations

200 State Street, 14th Floor

Boston, MA 02109

USA

Dear Jay,

We are writing to inform you that the Neuberger Berman Greater China Investment (“GCI”) Team led by Senior Portfolio Manager, Frank Yulin Yao, will establish an independent business under which Green Court Capital Management Limited (“GCCML”) and its affiliates will collectively operate as Green Court Capital Management (“Green Court”). Neuberger Berman will retain an ongoing passive minority ownership stake in Green Court. The transaction is targeted to be effective April 28, 2017. Other than Neuberger Berman, all equity in the business will be owned by the GCI Team’s professionals.

As part of the transaction, all of the GCI Team’s investment professionals — comprising portfolio managers, Frank Yulin Yao and Lihui Tang, its research analysts and traders — will move over to the new business in the transition. There will be no change to the GCI Team’s investment philosophy and process. The direct support functions of the GCI Team will also move over to Green Court, including Portfolio Specialist, Calvin Wong and Business Manager, Bradley Okita, as well as its dedicated operations staff headed by Pauline Hew. At closing, Green Court is expected to have in place senior professionals in the areas of compliance, finance and human resources, some of whom will include existing Neuberger Berman employees currently supporting the GCI Team. Green Court will remain in the same office space in Shanghai, Hong Kong and Singapore (separated from, but adjacent to Neuberger Berman’s other Hong Kong and Singapore operations) and will largely operate on the same investment infrastructure. A limited set of services will continue to be provided by Neuberger Berman on an interim basis as needed through a transition services agreement. The transition is designed to be as seamless as possible for all Investors.

GCCML is a limited liability company newly established in Hong Kong under the Green Court business. It will be licensed by the Hong Kong Securities and Futures Commission to conduct Type 4 (Advising on Securities) and Type 9 (Asset Management) regulated activities. GCCML will also be registered with the U.S. Securities and Exchange Commission as an investment adviser under the U.S. Investment Advisers Act of 1940. GCCML is in the process of applying for these licenses and registrations and the transaction will not be consummated until these licenses and registrations have been obtained.

GCCML will be controlled by Green Court Management Holdings LLC (“GCMH”), which will in turn be controlled by a holding company, owned by the GCI Team’s professionals. Neuberger Berman will have an ongoing passive minority interest in GCMH. Frank Yulin Yao will serve as the sole Executive Director of GCCML and Managing Member of GCMH. GCCML’s address will be: 20/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

As is usual in transaction documents, the transaction may be terminated in certain circumstances and provides that certain conditions must be satisfied for the transaction to be consummated. Although we have no reason to expect the transaction will not close, in the event it does not occur, we will notify you promptly.

We will, of course, soon be reaching out to you to request your affirmative consent for the transition. If you consent to the transition, we will further discuss with you the best way to transfer the management of your account from Neuberger Berman Asia Limited to GCCML. Portfolio Specialist Calvin Wong, who has worked closely to service your account, will lead those discussions and continue to be your primary point of contact after the transition.

While the investment manager entity of your account will be changing — subject to your consent — Frank Yulin Yao, Senior Portfolio Manager, and the GCI Team, including Portfolio Manager, Lihui Tang, will remain responsible for the day-to-day investment management of your account, and neither Green Court’s investment philosophy nor its investment strategy will change. Green Court believes that there will be no material changes to the investment management of your account as a result of the transition.

We are confident that Green Court Capital Management will thrive as an independent platform and will be focused on ensuring a smooth transition for all clients.

Very truly yours,

NEUBERGER BERMAN ASIA LIMITED

By: /s/ Bradley Okita

Name: Bradley Okita
Title: Authorized Signatory

CC:	Trevor Graham Chris Matteini Bradley Calder